EXHIBITS

     16.2 Letter dated April 25, 2001 from Deloitte & Touche LLP to the Securities and Exchange Commission.



Deloitte & Touche LLP
Certified Public Accountants
Suite 400
200 South Biscayne Boulevard
Miami, Florida 33131-2310





April 25, 2001


Christopher R. Salmonson
Chief Executive Officer and
 Chairman of the Board of Directors
FuelNation Inc.
1700 North Dixie Highway
Boca Raton, FL  33432

Dear Mr. Salmonson,

This is to confirm that the client-auditor relationship between FuelNation Inc. (Commission File No. 1-12350) and Deloitte & Touche LLP has ceased.

Yours truly,



/s/ Deloitte & Touche LLP
-------------------------
cc:        Officers of the Chief Accountant
           SECPS Letter File
           Securities and Exchange Commission
           Mail Stop 11-3
           450 5th Street, N.W.
           Washington, D.C. 20549


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